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                                                                      EXHIBIT 11

                            ReliaStar Financial Corp.
                        Computation of Per Share Earnings
                     (in millions, except per share amounts)


                                                   Three Months
                                                  Ended March 31
                                                --------------------
                                                  1998        1997
                                                --------    --------
NUMERATOR - BASIC AND DILUTED

Net Income                                      $   64.6    $   51.3
                                                ========    ========

DENOMINATOR

Weighted Average Common Shares Outstanding
  During the Period (Basic)                         91.0        80.2
Dilutive Effect of Stock Options                     1.8         1.2
                                                --------    --------
   Weighted Average Common Shares During
      the Period (Diluted)                          92.8        81.4
                                                ========    ========


NET INCOME PER COMMON SHARE

Basic                                           $   0.71    $   0.64
                                                ========    ========

Diluted                                         $   0.70    $   0.63
                                                ========    ========